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                                                                     Exhibit 3.1



                           SECOND AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             AMERICHOICE CORPORATION

                                      FIRST

         Name. The name of the Corporation is AmeriChoice Corporation. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 30, 1994, as amended by the First Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February ___, 2002. This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law ("DGCL").

                                     SECOND

         Registered Office. The address of its registered agent in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                      THIRD

         Powers. The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the DGCL and the Corporation shall have the powers necessary to engage in such acts or activities, including, but not limited to, the powers enumerated in the DGCL or any amendment thereto.


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                                                                               2

                                     FOURTH

         Capital Stock. The aggregate number of shares which may be issued by the Corporation is seventy million shares (70,000,000), divided into two classes: common stock and preferred stock. The designation of each class, the number of authorized shares of each class, and the par value of the shares of each class, are as follows:


      CLASS               NUMBER OF SHARES AUTHORIZED       PAR VALUE PER SHARE
      -----               ---------------------------       -------------------
Common Stock                       60,000,000                     $.01
Preferred Stock                    10,000,000                     $.01


         A. Common Stock. The Corporation shall have the authority to issue not more than sixty million (60,000,000) shares of common stock, par value $.01 per share (the "COMMON STOCK"), which shall have unlimited voting rights and, subject to the terms of any then outstanding series of preferred stock, be entitled to receive the net assets of the Corporation upon dissolution.

         B. Preferred Stock. The aggregate number of preferred shares, par value $.01 per share (the "PREFERRED"), which the Corporation shall have the authority to issue is not more than ten million (10,000,000) shares. The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred in series, and by filing a certificate pursuant to the applicable law of the State of Delaware to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each of such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (i) The number of shares constituting that series and the distinctive designation of that series;


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         (ii) The dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (iii) Whether that series shall have voting rights, in addition to the voting rights prescribed by law, and, if so, the terms of such voting rights;

         (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

         (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

         (viii) Any other relative rights, preferences and limitations of that series.

                                      FIFTH

         Board of Directors. The business and affairs of the Corporation shall be managed by the Board of Directors.


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                                                                               4


         A. Composition of the Board. The Board of Directors shall consist of the number of natural persons fixed from time to time by action of the Board of Directors, which number shall not be less than eight (8) nor more than twelve
(12).

         B. Removal. A Director (other than Directors elected by the holders of any class or series having the right, voting separately by class or series, to elect Directors) may be removed only for cause and only by the affirmative vote of not less than 66 2/3% of the votes represented by the shares of the class or classes of stockholders which were entitled to elect such Director.

                                      SIXTH

         No Action By Consent In Lieu of a Meeting. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders in lieu of a meeting of such holders.

                                     SEVENTH

         Supermajority Voting Requirements. Notwithstanding any provision contained herein to the contrary and notwithstanding that some lesser percentage may be permissible under applicable law, the stockholders of the Corporation shall not approve any merger or consolidation of the Corporation with or into any other entity, any share exchange involving the Corporation or the sale of all or substantially all of the Corporation's assets or a dissolution of the Corporation unless approved by the affirmative vote of the holders of at least 66 2/3% of the Common Stock issued and outstanding, given in person or by proxy, at a stockholders meeting.

                                     EIGHTH

         Limitation of Directors' Liability. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as


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a Director, except that the foregoing shall not eliminate or limit the liability of a Director (i) for any breach of the Directors duty of loyalty to the Corporation or its stockholders, (ii) for any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware Corporate Law or (iv) for any transaction for which the Director derived an improper personal benefit.

                                      NINTH

         Amendment.

         A. Amendment to this Certificate. The Corporation reserves the right, subject to Section 9(B) to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

         B. Restrictions. Notwithstanding the provisions of Section 9(A) and any provisions of the Bylaws of the Corporation, no amendment to this Certificate or amendment to the Bylaws adopted by the shareholders shall amend, modify or repeal any or all of the provisions of Article Fifth, Sixth, Seventh or this Article Ninth of this Certificate or Section 2 of Article II of the Bylaws of the Corporation unless adopted by the affirmative vote or consent of the holders of not less than 66 2/3% of the outstanding shares of each class of stock of the Corporation entitled to vote.

         C. Directors. The Bylaws of the Corporation may be adopted, amended or repealed by the Board of Directors; provided, however, that the Board of Directors shall not make or alter any bylaw fixing the qualifications, classifications or term of office of directors.


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                                                                               6

         IN WITNESS WHEREOF, the undersigned has executed this Second Amended and Restated Certificate of Incorporation as of the __ day of ____________.





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